Exhibit 99.1

Radian Reports Second Quarter 2012 Financial Results

–New MI volume triples in first half of 2012 compared to first half of 2011–

–Risk-to-capital ratio of 21.0:1–

PHILADELPHIA--(BUSINESS WIRE)--August 1, 2012--Radian Group Inc. (NYSE: RDN) today reported a net loss for the quarter ended June 30, 2012, of $119.3 million, or $0.90 per diluted share, which included combined losses from the change in fair value of derivatives and other financial instruments of $95.0 million. This compares to net income of $137.1 million, or $1.03 per diluted share, which included combined gains from the change in fair value of derivatives and other financial instruments of $193.8 million, for the prior-year quarter. Book value per share at June 30, 2012, was $6.75.

“We remain steadfast in executing against our strategy and on managing what we can control in this challenging macroeconomic environment,” said Chief Executive Officer S.A. Ibrahim. “Our success in growing our MI business and managing our capital is evident, as we tripled Radian’s volume of new business and leveraged the capital support of our financial guaranty business to maintain a competitive risk-to-capital ratio of 21.0 to 1.”

Ibrahim continued, “We are encouraged by the continued improvement in our legacy MI portfolio as our number of delinquent loans decline steadily. The improving composition of our overall MI book helps position Radian for future success and a return to profitability.”

CAPITAL AND LIQUIDITY UPDATE

  Radian Guaranty’s risk-to-capital ratio was 21.0:1 as of June 30, 2012, compared to 20.6:1 as of March 31, 2012, and 21.5:1 as of December 31, 2011.

    The slight change in the risk-to-capital ratio from March 31, 2012, was primarily driven by the increase to the company’s net risk in force resulting from increased volume of new, high-quality mortgage insurance business.
    Earlier this year, Radian Guaranty entered a quota share reinsurance arrangement to proactively manage its mortgage insurance risk-to-capital position. Radian ceded 20 percent of its new mortgage insurance written beginning with the fourth quarter of 2011, which benefited its risk-to-capital position in the second quarter and represented $922 million of ceded risk in force as of June 30, 2012.
    As of June 30, 2012, Radian Guaranty had $923.5 million of statutory capital, compared to $919.9 million in the first quarter of 2012 and $1.0 billion in the prior-year quarter.
  Radian Group maintains approximately $340 million of currently available liquidity. Since the end of the first quarter, the company has purchased an additional $24 million of its debt maturing in February 2013 at a discount to face value. There is currently $80 million of remaining debt outstanding and due in February 2013.
  In the event that Radian Guaranty exceeds the risk-based capital requirements imposed by certain states, the company has the ability to continue writing new mortgage insurance business in those states through a combination of state-specific waivers or similar relief and by writing business in its subsidiary, Radian Mortgage Assurance Inc. (RMAI), which has been approved by Fannie Mae and Freddie Mac as an eligible mortgage insurer.

SECOND QUARTER HIGHLIGHTS

  New mortgage insurance written (NIW) grew to $8.3 billion during the quarter, compared to $6.5 billion in the first quarter of 2012 and $2.3 billion in the prior-year quarter.

    The product mix of Radian’s NIW has continued the recent shift to an increased level of monthly premium business. Of the $8.3 billion in new business written in the second quarter, 67 percent was written with monthly premiums and 33 percent with single premiums. This compares to a mix of 64 percent monthly premiums and 36 percent single premiums in the first quarter of 2012, and 57 percent monthly premiums and 43 percent single premiums in the fourth quarter of 2011.
    The Home Affordable Refinance Program (HARP) accounted for $2.4 billion of insurance not included in Radian Guaranty’s NIW total for the quarter. This compares to $929.9 million in the first quarter of 2012 and $553.7 in the second quarter of 2011.
    NIW continued to consist of loans with excellent risk characteristics.
    In addition, Radian wrote approximately $3.4 billion in NIW in July 2012.
  The net loss for the second quarter was $119.3 million, which included combined losses from the change in fair value of derivatives and other financial instruments of $95.0 million. The largest component of the combined losses of $95 million was a $108 million loss recorded on the April commutation of Radian Asset Assurance’s large CDO of ABS and certain TruPs CDO exposures further explained below. In addition, the quarter’s results included investment gains and a reduced level of operating losses compared to recent prior periods. Results for the second quarter of 2011 included a pre-tax gain recognized on derivatives and other financial instruments of $193.8 million, resulting mainly from a widening of Radian’s credit spread that significantly reduced the fair value of the company’s derivative liabilities.
  The mortgage insurance provision for losses was $208.1 million in the second quarter of 2012, compared to $234.7 million in the first quarter and $270.0 million in the prior-year period. Mortgage insurance loss reserves were approximately $3.2 billion as of June 30, 2012, which was flat to the first quarter and down slightly from $3.3 billion a year ago. First-lien reserves per primary default increased to $28,410 as of June 30, 2012, compared to $27,833 as of March 31, 2012, and $25,334 as of June 30, 2011.
  The total number of primary delinquent loans decreased by 4 percent in the second quarter from the first quarter of 2012, and by 12 percent from the second quarter of 2011. The primary mortgage insurance delinquency rate decreased to 13.3 percent in the second quarter of 2012, compared to 14.1 percent in the first quarter and 15.2 percent in the second quarter of 2011.
  Total mortgage insurance claims paid were $263.4 million, compared to $218.2 million in the first quarter and $512.6 million in the second quarter of 2011. The company continues to expect mortgage insurance net claims paid of approximately $1.1 billion for the full-year 2012.
  Radian Asset Assurance Inc. continues to serve as an important source of capital support for Radian Guaranty and is expected to continue to provide Radian Guaranty with dividends over time.

    As previously disclosed, Radian Asset paid an ordinary dividend of $54.0 million to Radian Guaranty in July 2012. Radian Asset has paid a total of $384 million in dividends to Radian Guaranty since 2008, and expects to pay another dividend of approximately $40 million in 2013.
    As of June 30, 2012, Radian Asset had approximately $1.2 billion in statutory surplus with an additional $600 million in claims-paying resources.
    On April 11, 2012, as previously disclosed, Radian Asset successfully executed a commutation of its distressed CDO of ABS transaction. The company expected to pay claims for substantially all of the $450.2 million of net par outstanding on this transaction. Radian Asset also commuted its credit protection on six directly insured TruPs CDO transactions, representing $699.0 million of net par outstanding. In consideration for these commutations, Radian Asset paid $210.0 million, a significant portion of which has been deposited with a limited purpose vehicle to cover potential future losses on the terminated TruPs bonds. As previously reported, the fair value liability on the transactions prior to the commutations was impacted by Radian’s credit spread, therefore the company recognized a $108 million GAAP loss on these transactions in the second quarter, as anticipated.
    As previously reported, Radian Asset released $55 million of contingency reserves in May, which benefited Radian Guaranty’s statutory capital position in the second quarter.
    Radian Asset completed the sale of Municipal and Infrastructure Assurance Corporation (MIAC) in the second quarter for a gain of $7.7 million.
    Since June 30, 2008, Radian Asset has successfully reduced its total net par exposure by 64 percent to $41.5 billion as of June 30, 2012, including large declines in the riskier segments of the portfolio.

CONFERENCE CALL

Radian will discuss these items in its conference call today, Wednesday, August 1, 2012, at 11:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800-288-8961 inside the U.S., or 612-288-0337 for international callers, using passcode 254001 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800-475-6701 inside the U.S., or 320-365-3844 for international callers, passcode 254001.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Financial Results and Supplemental Information Contents (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Income
Exhibit B:	Condensed Consolidated Balance Sheets
Exhibit C:	Segment Information Quarter Ended June 30, 2012
Exhibit D:	Segment Information Quarter Ended June 30, 2011
Exhibit E:	Segment Information Six Months Ended June 30, 2012
Exhibit F:	Segment Information Six Months Ended June 30, 2011

Exhibit G:	Financial Guaranty Supplemental Information
Exhibit H:	Financial Guaranty Supplemental Information
Exhibit G:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
NIW by Product, FICO and LTV
Exhibit J:	Mortgage Insurance Supplemental Information
Insurance in Force and Risk in Force by Product
Exhibit K:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit L:	Mortgage Insurance Supplemental Information
Primary, Pool and Other Risk in Force
Exhibit M:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserves per Default
Exhibit N:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit O:	Mortgage Insurance Supplemental Information
Net Premiums Written and Earned, Captives and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Exhibit A

	Quarter Ended June 30		Six Months Ended June 30
(In thousands, except per-share data)	2012	2011	2012	2011

Revenues:
Net premiums written - insurance	$181,932	$152,778	$259,610	$335,527

Net premiums earned - insurance	$186,779	$188,934	$354,144	$391,957
Net investment income	30,877	43,823	65,590	86,063
Net gains on investments	26,419	44,236	93,878	81,671
Net impairment losses recognized in earnings	—	(11)	—	(11)
Change in fair value of derivative instruments	(33,124)	188,726	(105,881)	432,618
Net (losses) gains on other financial instruments	(61,862)	5,047	(79,714)	80,298
Gain on sale of affiliate	7,708	—	7,708	—
Other income	1,395	1,196	2,835	2,644
Total revenues	158,192	471,951	338,560	1,075,240

Expenses:
Provision for losses	210,868	263,566	477,022	690,939
Change in reserve for premium deficiency	559	(3,102)	539	(4,485)
Policy acquisition costs	10,805	14,387	38,851	28,518
Other operating expenses	40,193	45,954	90,347	92,173
Interest expense	12,581	16,079	26,729	33,103
Total expenses	275,006	336,884	633,488	840,248

Equity in net (loss) income of affiliates	(2)	—	(13)	65

Pretax (loss) income	(116,816)	135,067	(294,941)	235,057
Income tax provision (benefit)	2,443	(2,048)	(6,450)	(5,064)

Net (loss) income	$(119,259)	$137,115	$(288,491)	$240,121

Diluted net (loss) income per share (1)	$(0.90)	$1.03	$(2.18)	$1.80

(1) Weighted average shares outstanding (in thousands)

Weighted average common shares outstanding	132,346	132,185	132,350	132,185
Increase in weighted average shares-common stock equivalents-diluted basis	—	1,429	—	1,539
Weighted average shares outstanding	132,346	133,614	132,350	133,724

For Trend Information, refer to our Quarterly Financial Statistics on Radian's (RDN) website.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit B

	June 30	December 31	June 30
(In thousands, except per-share data)	2012	2011	2011

Assets:
Cash and investments	$5,313,983	$5,846,168	$6,038,529
Deferred policy acquisition costs	99,386	139,906	138,926
Deferred income taxes, net	15,975	15,975	27,531
Reinsurance recoverables	103,143	157,985	179,573
Derivative assets	14,229	17,212	27,266
Other assets	484,814	479,519	516,971
Total assets	$6,031,530	$6,656,765	$6,928,796

Liabilities and stockholders' equity:
Unearned premiums	$588,431	$637,372	$629,813
Reserve for losses and loss adjustment expenses	3,250,280	3,310,902	3,343,624
Reserve for premium deficiency	4,183	3,644	6,251
Long-term debt	666,806	818,584	811,319
VIE debt	107,833	228,240	393,740
Derivative liabilities	219,960	126,006	313,708
Payable for securities purchased	3,767	46,368	48,707
Other liabilities	289,382	303,358	252,324
Total liabilities	5,130,642	5,474,474	5,799,486

Common stock	151	151	151
Additional paid-in capital	1,074,683	1,074,513	1,073,703
Retained (deficit) earnings	(192,264)	96,227	34,861
Accumulated other comprehensive income	18,318	11,400	20,595
Total common stockholders’ equity	900,888	1,182,291	1,129,310
Total liabilities and stockholders’ equity	$6,031,530	$6,656,765	$6,928,796

Book value per share	$6.75	$8.88	$8.48

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended June 30, 2012
Exhibit C

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$182,518	$(586)	$181,932

Net premiums earned - insurance	$170,763	$16,016	$186,779
Net investment income	17,608	13,269	30,877
Net gains (losses) on investments	26,662	(243)	26,419
Net impairment losses recognized in earnings	—	—	—
Change in fair value of derivative instruments	(52)	(33,072)	(33,124)
Net gains (losses) on other financial instruments	42	(61,904)	(61,862)
Gain on sale of affiliate	—	7,708	7,708
Other income	1,304	91	1,395
Total revenues	216,327	(58,135)	158,192

Expenses:
Provision for losses	208,078	2,790	210,868
Change in reserve for premium deficiency	559	—	559
Policy acquisition costs	7,890	2,915	10,805
Other operating expenses	31,272	8,921	40,193
Interest expense	1,723	10,858	12,581
Total expenses	249,522	25,484	275,006

Equity in net loss of affiliates	—	(2)	(2)

Pretax loss	(33,195)	(83,621)	(116,816)
Income tax (benefit) provision	(10,209)	12,652	2,443

Net loss	$(22,986)	$(96,273)	$(119,259)

Cash and investments	$3,176,027	$2,137,956	$5,313,983
Deferred policy acquisition costs	44,240	55,146	99,386
Total assets	3,388,524	2,643,006	6,031,530
Unearned premiums	290,880	297,551	588,431
Reserve for losses and loss adjustment expenses	3,155,343	94,937	3,250,280
VIE debt	7,500	100,333	107,833
Derivative liabilities	—	219,960	219,960

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended June 30, 2011
Exhibit D

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$164,194	$(11,416)	$152,778

Net premiums earned - insurance	$164,325	$24,609	$188,934
Net investment income	24,853	18,970	43,823
Net gains on investments	27,425	16,811	44,236
Net impairment losses recognized in earnings	(11)	—	(11)
Change in fair value of derivative instruments	258	188,468	188,726
Net (losses) gains on other financial instruments	(631)	5,678	5,047
Other income	1,124	72	1,196
Total revenues	217,343	254,608	471,951

Expenses:
Provision for losses	269,992	(6,426)	263,566
Change in reserve for premium deficiency	(3,102)	—	(3,102)
Policy acquisition costs	8,601	5,786	14,387
Other operating expenses	33,913	12,041	45,954
Interest expense	146	15,933	16,079
Total expenses	309,550	27,334	336,884

Equity in net income of affiliates	—	—	—

Pretax (loss) income	(92,207)	227,274	135,067
Income tax provision (benefit)	5,374	(7,422)	(2,048)

Net (loss) income	$(97,581)	$234,696	$137,115

Cash and investments	$3,334,789	$2,703,740	$6,038,529
Deferred policy acquisition costs	44,509	94,417	138,926
Total assets	3,688,720	3,240,076	6,928,796
Unearned premiums	191,737	438,076	629,813
Reserve for losses and loss adjustment expenses	3,268,582	75,042	3,343,624
VIE debt	56,239	337,501	393,740
Derivative liabilities	—	313,708	313,708

Radian Group Inc. and Subsidiaries
Segment Information
Six Months Ended June 30, 2012
Exhibit E

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$379,371	$(119,761)	$259,610

Net premiums earned - insurance	$344,214	$9,930	$354,144
Net investment income	35,619	29,971	65,590
Net gains on investments	58,840	35,038	93,878
Net impairment losses recognized in earnings	—	—	—
Change in fair value of derivative instruments	(31)	(105,850)	(105,881)
Net losses on other financial instruments	(667)	(79,047)	(79,714)
Gain on sale of affiliate	—	7,708	7,708
Other income	2,648	187	2,835
Total revenues	440,623	(102,063)	338,560

Expenses:
Provision for losses	442,807	34,215	477,022
Change in reserve for premium deficiency	539	—	539
Policy acquisition costs	16,536	22,315	38,851
Other operating expenses	67,537	22,810	90,347
Interest expense	3,445	23,284	26,729
Total expenses	530,864	102,624	633,488

Equity in net loss of affiliates	—	(13)	(13)

Pretax loss	(90,241)	(204,700)	(294,941)
Income tax (benefit) provision	(22,008)	15,558	(6,450)

Net loss	$(68,233)	$(220,258)	$(288,491)

Radian Group Inc. and Subsidiaries
Segment Information
Six Months Ended June 30, 2011
Exhibit F

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$345,040	$(9,513)	$335,527

Net premiums earned - insurance	$350,459	$41,498	$391,957
Net investment income	51,686	34,377	86,063
Net gains on investments	45,187	36,484	81,671
Net impairment losses recognized in earnings	(11)	—	(11)
Change in fair value of derivative instruments	(136)	432,754	432,618
Net gains on other financial instruments	1,835	78,463	80,298
Other income	2,524	120	2,644
Total revenues	451,544	623,696	1,075,240

Expenses:
Provision for losses	683,965	6,974	690,939
Change in reserve for premium deficiency	(4,485)	—	(4,485)
Policy acquisition costs	18,817	9,701	28,518
Other operating expenses	68,050	24,123	92,173
Interest expense	9,935	23,168	33,103
Total expenses	776,282	63,966	840,248

Equity in net income of affiliates	—	65	65

Pretax (loss) income	(324,738)	559,795	235,057
Income tax provision (benefit)	8,875	(13,939)	(5,064)

Net (loss) income	$(333,613)	$573,734	$240,121

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit G

	Quarter Ended			Six Months Ended
	June 30			June 30
(In thousands)	2012		2011	2012	2011

Net Premiums Earned:
Public finance direct	$14,147		$11,580	$24,360	$19,416
Public finance reinsurance	822		8,262	5,592	16,066
Structured direct	246		941	628	1,382
Structured reinsurance	803		955	1,616	1,764
Trade credit reinsurance	(2)		42	(2)	41
Net Premiums Earned - insurance	16,016		21,780	32,194	38,669
Impact of commutations and reinsurance	—		2,829	(22,264)	2,829
Total Net Premiums Earned - insurance	$16,016		$24,609	$9,930	$41,498

Refundings included in earned premium	$10,483		$9,300	$18,707	$14,131

Net premiums earned - derivatives (1)	$7,224		$10,473	$15,872	$21,356

Claims paid	$(6,720)	(2)	$3,430	$2,280	$3,696

(1)	Included in change in fair value of derivative instruments.
(2)	Reduction due to salvage recovery on a prior claim.

The impact of the Assured Transaction for the Six Months Ended June 30, 2012, was as follows:

(In millions)
Statement of Operations
Decrease in premiums written	$(119.8)
Decrease in premiums earned	$(22.2)
Increase in change in fair value of derivative instruments—gain	1.4
Gain on sale of affiliate	7.7
Increase in amortization of policy acquisition costs	(15.7)
Decrease in pre-tax income	$(28.8)

Balance Sheet
Decrease in:
Cash	$93.6
Deferred policy acquisition costs	26.2
Accounts and notes receivable	1.1
Derivative assets	0.6
Unearned premiums	71.6
Derivative liabilities	2.1
Increase in other assets	19.1

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit H

	June 30		December 31	June 30
($ in thousands, except ratios)	2012		2011	2011

Statutory Information:

Capital and surplus	$1,153,339		$974,874	$1,002,337
Contingency reserve	288,145		421,406	414,462
Qualified statutory capital	1,441,484		1,396,280	1,416,799

Unearned premium reserve	288,142		448,669	486,589
Loss and loss expense reserve	(47,532)		161,287	80,378
Total statutory policyholders' reserves	1,682,094		2,006,236	1,983,766

Present value of installment premiums	112,824		148,641	171,397
Total statutory claims paying resources	$1,794,918		$2,154,877	$2,155,163

Net debt service outstanding	$51,128,082		$88,202,630	$95,107,674

Capital leverage ratio (1)	35		63	67
Claims paying leverage ratio (2)	28		41	44

Net par outstanding by product:
Public finance direct	$10,709,855		$13,838,427	$15,084,460
Public finance reinsurance	5,658,564		19,097,057	20,548,760
Structured direct	24,267,242		34,760,869	37,351,096
Structured reinsurance	830,121		1,492,859	1,703,261
Total (3)	$41,465,782	(4)	$69,189,212	$74,687,577

(1)	The capital leverage ratio is derived by dividing net debt service outstanding by qualified statutory capital.
(2)	The claims paying leverage ratio is derived by dividing net debt service outstanding by total statutory claims paying resources.
(3)

Included in public finance net par outstanding is $1.0 billion, $1.4 billion and $1.8 billion at June 30, 2012, December 31, 2011, and June 30, 2011, respectively, for legally defeased bond issues where our financial guaranty policy has not been extinguished but cash or securities have been deposited in an escrow account for the benefit of bondholders.

(4)

Reductions in par caused by the following: $15.6 billion in connection with the Assured Transaction, $9.4 billion in connection with the CDO terminations, and $1.2 billion in connection with the Commutation Transactions.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit I

	Quarter Ended				Six Months Ended
	June 30				June 30
	2012		2011		2012		2011
($ in millions)	$	%	$	%	$	%	$	%
Primary new insurance written
Prime	$8,330	99.9%	$2,280	100.0%	$14,790	99.9%	$4,863	99.9%
Alt-A	1	—	—	—	1	—	—	—
A minus and below	4	0.1%	—	—	9	0.1%	3	0.1%
Total Flow	$8,335	100.0%	$2,280	100.0%	$14,800	100.0%	$4,866	100.0%

Total primary new insurance written by FICO score
>=740	$6,326	75.9%	$1,846	81.0%	$11,246	76.0%	$3,927	80.7%
680-739	1,816	21.8%	434	19.0%	3,216	21.7%	936	19.2%
620-679	193	2.3%	—	—	338	2.3%	3	0.1%
Total Flow	$8,335	100.0%	$2,280	100.0%	$14,800	100.0%	$4,866	100.0%

Percentage of primary new insurance written
Monthly premiums	67%		63%		66%		65%
Single premiums	33%		37%		34%		35%
Refinances	34%		23%		39%		38%
LTV
95.01% and above	1.3%		1.4%		1.5%		1.3%
90.01% to 95.00%	42.6%		35.5%		40.9%		33.1%
ARMS
Less than 5 years	0.1%		0.1%		0.1%		0.1%
5 years and longer	2.5%		6.9%		2.5%		5.8%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit J

	June 30		June 30
	2012		2011
($ in millions)	$	%	$	%
Primary insurance in force
Flow	$118,420	90.8%	$111,510	89.1%
Structured	11,991	9.2%	13,600	10.9%
Total Primary	$130,411	100.0%	$125,110	100.0%

Prime	$112,112	86.0%	$103,860	83.0%
Alt-A	11,383	8.7%	13,318	10.7%
A minus and below	6,916	5.3%	7,932	6.3%
Total Primary	$130,411	100.0%	$125,110	100.0%

Primary risk in force
Flow	$29,200	91.8%	$27,448	90.4%
Structured	2,609	8.2%	2,913	9.6%
Total Primary	$31,809	100.0%	$30,361	100.0%

Flow
Prime	$25,951	88.9%	$23,637	86.1%
Alt-A	2,022	6.9%	2,374	8.7%
A minus and below	1,227	4.2%	1,437	5.2%
Total Flow	$29,200	100.0%	$27,448	100.0%

Structured
Prime	$1,520	58.2%	$1,702	58.4%
Alt-A	589	22.6%	665	22.8%
A minus and below	500	19.2%	546	18.8%
Total Structured	$2,609	100.0%	$2,913	100.0%

Total
Prime	$27,471	86.4%	$25,339	83.5%
Alt-A	2,611	8.2%	3,039	10.0%
A minus and below	1,727	5.4%	1,983	6.5%
Total Primary	$31,809	100.0%	$30,361	100.0%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit K

	June 30		June 30
	2012		2011
($ in millions)	$	%	$	%
Total primary risk in force by FICO score
Flow
>=740	$13,868	47.5%	$11,196	40.8%
680-739	9,265	31.7%	9,327	34.0%
620-679	5,162	17.7%	5,865	21.4%
<=619	905	3.1%	1,060	3.8%
Total Flow	$29,200	100.0%	$27,448	100.0%

Structured
>=740	$690	26.4%	$776	26.6%
680-739	757	29.0%	848	29.1%
620-679	698	26.8%	781	26.8%
<=619	464	17.8%	508	17.5%
Total Structured	$2,609	100.0%	$2,913	100.0%

Total
>=740	$14,558	45.8%	$11,972	39.4%
680-739	10,022	31.5%	10,175	33.5%
620-679	5,860	18.4%	6,646	21.9%
<=619	1,369	4.3%	1,568	5.2%
Total Primary	$31,809	100.0%	$30,361	100.0%

Total primary risk in force by LTV
85.00% and below	$2,936	9.2%	$2,753	9.1%
85.01% to 90.00%	12,265	38.6%	11,722	38.6%
90.01% to 95.00%	11,648	36.6%	10,268	33.8%
95.01% and above	4,960	15.6%	5,618	18.5%
Total	$31,809	100.0%	$30,361	100.0%

Total primary risk in force by policy year
2005 and prior	$6,250	19.7%	$7,519	24.7%
2006	2,944	9.3%	3,396	11.2%
2007	6,471	20.3%	7,435	24.5%
2008	4,870	15.3%	5,549	18.3%
2009	2,362	7.4%	2,915	9.6%
2010	2,035	6.4%	2,419	8.0%
2011	3,352	10.5%	1,128	3.7%
2012	3,525	11.1%	—	—
Total	$31,809	100.0%	$30,361	100.0%

Primary risk in force on defaulted loans	$4,628		$5,326

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit L

	June 30		June 30
	2012		2011
($ in millions)	$	%	$	%

Percentage of primary risk in force
Refinances	32%		31%
ARMS
Less than 5 years	4%		5%
5 years and longer	6%		7%

Pool risk in force
Prime	$1,471	76.8%	$1,676	75.6%
Alt-A	113	5.9%	132	6.0%
A minus and below	331	17.3%	408	18.4%
Total	$1,915	100.0%	$2,216	100.0%

Total pool risk in force by policy year
2005 and prior	$1,722	89.9%	$1,894	85.5%
2006	85	4.4%	131	5.9%
2007	93	4.9%	154	6.9%
2008	15	0.8%	37	1.7%
Total pool risk in force	$1,915	100.0%	$2,216	100.0%

Other risk in force
Second-lien
1st loss	$91		$109
2nd loss	25		33
NIMS	14		59
1st loss-Hong Kong primary mortgage insurance	49		89
Total other risk in force	$179		$290

Risk to capital ratio-Radian Guaranty only	21.0:1 (1)		19.8:1

(1) Preliminary

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit M

	Quarter Ended		Six Months Ended
	June 30		June 30
($ in thousands)	2012	2011	2012	2011

Net claims paid
Prime	$170,351	$256,020	$297,452	$464,215
Alt-A	40,261	88,140	76,912	163,270
A minus and below	31,112	52,794	57,192	97,379
Total primary claims paid	241,724	396,954	431,556	724,864
Pool	20,374	58,341	45,300	92,699
Second-lien and other	1,349	3,736	4,932	6,619
Subtotal	263,447	459,031	481,788	824,182
Impact of first-lien terminations	—	38,198	—	38,198
Impact of captive terminations	—	(1,166)	(148)	(1,166)
Impact of second-lien terminations	—	16,550	—	16,550
Total	$263,447	$512,613	$481,640	$877,764

Average claim paid (1)
Prime	$47.1	$49.9	$48.6	$49.0
Alt-A	56.4	62.0	57.8	60.9
A minus and below	36.0	40.8	38.0	39.0
Total primary average claims paid	46.6	50.6	47.6	49.5
Pool	65.9	80.2	66.9	75.7
Second-lien and other	24.5	27.7	26.2	28.9
Total	$47.4	$52.7	$48.5	$51.2

Average primary claim paid (2) (3)	$49.2	$55.3	$50.4	$54.8
Average total claim paid (2) (3)	$49.9	$56.9	$51.0	$56.0

Loss ratio - GAAP basis	121.9%	164.3%	128.6%	195.2%
Expense ratio - GAAP basis	22.9%	25.9%	24.4%	24.8%
	144.8%	190.2%	153.0%	220.0%

Reserve for losses by category
Prime	$1,740,492	$1,635,206
Alt-A	597,570	652,577
A minus and below	361,104	374,647
Reinsurance recoverable (4)	97,845	160,664
Total primary reserves	2,797,011	2,823,094
Pool insurance	348,288	436,948
Total 1st lien reserves	3,145,299	3,260,042
Second lien	9,970	8,522
Other	74	18
Total reserves	$3,155,343	$3,268,582

1st lien reserve per default (5)
Primary reserve per primary default	$28,410	$25,334
Pool reserve per pool default (6)	18,012	16,795
Total 1st lien reserve per default	26,704	23,718

(1)	Calculated net of reinsurance recoveries and without giving effect to the impact of first-lien, second-lien and captive terminations.
(2)	Calculated without giving effect to the impact of terminations of captive reinsurance and first- and second-lien transactions.
(3)	Before reinsurance recoveries.
(4)	Represents ceded losses on captive transactions and Smart Home.
(5)	Calculated as total reserves divided by total defaults.
(6)	If calculated before giving effect to deductibles and stop losses in pool transactions, the pool reserve per default at June 30, 2012 and 2011, would be $27,949 and $28,277, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit N

	June 30	December 31	June 30
	2012	2011	2011
Default Statistics
Primary Insurance:

Flow
Prime
Number of insured loans	588,335	569,190	564,839
Number of loans in default	57,961	65,238	64,143
Percentage of loans in default	9.85%	11.46%	11.36%

Alt-A
Number of insured loans	40,976	44,355	47,491
Number of loans in default	13,001	14,481	15,329
Percentage of loans in default	31.73%	32.65%	32.28%

A minus and below
Number of insured loans	37,755	40,884	43,597
Number of loans in default	11,688	13,560	14,098
Percentage of loans in default	30.96%	33.17%	32.34%

Total Flow
Number of insured loans	667,066	654,429	655,927
Number of loans in default	82,650	93,279	93,570
Percentage of loans in default	12.39%	14.25%	14.27%

Structured
Prime
Number of insured loans	39,278	41,248	43,429
Number of loans in default	5,608	6,308	6,248
Percentage of loans in default	14.28%	15.29%	14.39%

Alt-A
Number of insured loans	17,435	18,484	19,600
Number of loans in default	5,053	5,563	5,930
Percentage of loans in default	28.98%	30.10%	30.26%

A minus and below
Number of insured loans	14,816	15,477	16,159
Number of loans in default	5,139	5,711	5,686
Percentage of loans in default	34.69%	36.90%	35.19%

Total Structured
Number of insured loans	71,529	75,209	79,188
Number of loans in default	15,800	17,582	17,864
Percentage of loans in default	22.09%	23.38%	22.56%

Total Primary Insurance
Prime
Number of insured loans	627,613	610,438	608,268
Number of loans in default	63,569	71,546	70,391
Percentage of loans in default	10.13%	11.72%	11.57%

Alt-A
Number of insured loans	58,411	62,839	67,091
Number of loans in default	18,054	20,044	21,259
Percentage of loans in default	30.91%	31.90%	31.69%

A minus and below
Number of insured loans	52,571	56,361	59,756
Number of loans in default	16,827	19,271	19,784
Percentage of loans in default	32.01%	34.19%	33.11%

Total Primary
Number of insured loans	738,595	729,638	735,115
Number of loans in default	98,450	110,861	111,434
Percentage of loans in default	13.33%	15.19%	15.16%

Pool insurance
Number of loans in default	19,336	21,685	26,016

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit O

	Quarter Ended		Six Months Ended
	June 30		June 30
($ in thousands)	2012	2011	2012	2011

Net Premiums Written
Primary and Pool Insurance	$181,996	$163,556	$378,317	$343,813
Second-lien	482	592	993	1,212
International	40	46	61	15
Total Net Premiums Written - Insurance	$182,518	$164,194	$379,371	$345,040

Net Premiums Earned
Primary and Pool Insurance	$169,898	$162,388	$342,379	$345,857
Second-lien	482	592	993	1,212
International	383	1,345	842	3,390
Total Net Premiums Earned - Insurance	$170,763	$164,325	$344,214	$350,459

1st Lien Captives
Premiums ceded to captives	$6,289	$7,266	$12,718	$14,853
% of total premiums	3.5%	4.2%	3.6%	4.1%
IIF included in captives (1)	8.9%	9.9%
RIF included in captives (1)	7.7%	9.7%

Quota Share Reinsurance ("QSR")
QSR ceded premiums written	$25,477
% of premiums written	12.0%
QSR ceded premiums earned	$3,098
% of premiums earned	1.7%
RIF included in QSR (2)	$922,497
Ceding commissions	$6,369

Persistency (twelve months ended June 30)	83.9%	82.5%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  Losses in our mortgage insurance and financial guaranty businesses have reduced Radian Guaranty's statutory surplus and increased Radian Guaranty's risk-to-capital ratio; additional losses in these businesses, without a corresponding increase in new capital or capital relief, would further negatively impact this ratio, which could limit Radian Guaranty's ability to write new insurance and increase restrictions and requirements placed on Radian Guaranty.

  We and our insurance subsidiaries are subject to comprehensive, detailed regulation by the insurance departments in the various states where our insurance subsidiaries are licensed to transact business. These regulations are principally designed for the protection of our insured policyholders rather than for the benefit of investors. Insurance laws vary from state to state, but generally grant broad supervisory powers to state agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including the power to revoke or restrict an insurance company's ability to write new business.

  The GSEs and state insurance regulators impose various capital requirements on our insurance subsidiaries. These include risk-to-capital ratios, risk-based capital measures and surplus requirements that potentially limit the amount of insurance that each of our insurance subsidiaries may write. The GSEs and our insurance regulators possess significant discretion with respect to our insurance subsidiaries. Our failure to maintain adequate levels of capital, among other things, could lead to intervention by the various insurance regulatory authorities, which could materially and adversely affect our business, business prospects and financial condition.

  Under state insurance regulations, Radian Guaranty is required to maintain minimum surplus levels and, in certain states, a minimum amount of statutory capital relative to the level of risk in force, or "risk-to-capital." Sixteen states (the risk-based capital or “RBC States”) currently impose a statutory or regulatory risk-based capital requirement (the “Statutory RBC Requirement”), the most common of which (imposed by 11 of the RBC States) is a requirement that a mortgage insurer's risk-to-capital ratio may not exceed 25 to 1. Unless an RBC State grants a waiver or other form of relief, if a mortgage insurer is not in compliance with the Statutory RBC Requirement of an RBC State, it may be prohibited from writing new mortgage insurance business in that state. Radian Guaranty's domiciliary state, Pennsylvania, is not one of the RBC States. For the full year 2011 and for the six months ended June 30, 2012, the RBC States accounted for approximately 50.5% and 54.8%, respectively, of Radian Guaranty's total primary new insurance written.

  As a result of ongoing incurred losses, Radian Guaranty's risk-to-capital ratio has increased to 21.0 to 1 as of June 30, 2012. Based on our current projections, Radian Guaranty's risk-to-capital ratio is expected to continue to increase and, absent any further capital contributions from Radian Group or other forms of capital relief such as reinsurance, is expected to exceed 25 to 1 in 2012. The ultimate amount of losses and the timing of these losses will depend, in part, on general economic conditions and other factors, including the health of credit markets, home prices and unemployment rates, all of which are difficult to predict and beyond our control.

  Our mortgage insurance incurred losses are driven primarily by new mortgage insurance defaults and adverse development in the assumptions used to determine our loss reserves. Establishing loss reserves in our businesses requires significant judgment by management with respect to the likelihood, magnitude and timing of anticipated losses. This judgment has been made more difficult in the current period of prolonged economic uncertainty. Our estimate of the percentage of defaults that ultimately will result in a paid claim (the “default to claim rate”) is a significant assumption in our reserving methodology. Our assumed aggregate weighted average default to claim rate (which incorporates the expected impact of rescissions and denials) was approximately 43% for the year ended December 31, 2011, and was 46% as of June 30, 2012. Assuming all other factors remain constant, for each 1% increase in our aggregate weighted average default to claim rate as of June 30, 2012, incurred losses would increase by approximately $58 million. Radian Guaranty's statutory capital would be reduced by the after-tax impact of these incurred losses. Our level of incurred losses is also dependent on our estimate of anticipated rescissions and denials, including our estimate of the number of successful challenges to previously rescinded policies or claim denials, among other assumptions. If the actual losses we ultimately realize are in excess of the loss estimates we use in establishing loss reserves, we may be required to take unexpected charges to income, which could adversely affect our statutory capital position and further increase Radian Guaranty's risk-to-capital ratio.

  If Radian Guaranty is not in compliance with the applicable Statutory RBC Requirement in any RBC State, it may be prohibited from writing new business in that state until it is back in compliance or it receives a waiver of or similar relief from the requirement from the applicable state insurance regulator, as discussed in more detail below. In those states that do not have a Statutory RBC Requirement, it is not clear what actions the applicable state regulators would take if a mortgage insurer fails to meet the Statutory RBC Requirement established by another state. Accordingly, if Radian Guaranty fails to meet the Statutory RBC Requirement in one or more states, it could be required to suspend writing business in some or all of the states in which it does business. In addition, the GSEs and our mortgage lending customers may decide not to conduct new business with Radian Guaranty (or may reduce current business levels) or impose restrictions on Radian Guaranty while its risk-to-capital ratio remained at elevated levels. The franchise value of our mortgage insurance business would likely be significantly diminished if we were prohibited from writing new business or restricted in the amount of new business we could write in one or more states.

  Radian Guaranty's risk-to-capital position also is dependent on the performance of our financial guaranty portfolio. During the third quarter of 2008, we contributed our ownership interest in Radian Asset Assurance to Radian Guaranty. While this reorganization provided Radian Guaranty with substantial regulatory capital and dividends, it also makes the capital adequacy of our mortgage insurance business dependent, to a significant degree, on the successful run-off of our financial guaranty business. Any decrease in the capital support from our financial guaranty business would therefore have a negative impact on Radian Guaranty's risk-to-capital position and its ability to remain in compliance with the Statutory RBC Requirements. If the performance of our financial guaranty portfolio deteriorates materially, including if we are required to establish (or significantly increase) one or more significant statutory reserves on defaulted obligations that we insure, or if we make net commutation payments to terminate insured financial guaranty obligations in excess of the then established statutory reserves for such obligations, the statutory capital of Radian Guaranty also would be negatively impacted.

  We actively manage Radian Guaranty's risk-to-capital position in various ways, including: (1) through reinsurance arrangements; (2) by seeking opportunities to reduce our risk exposure through commutations or other negotiated transactions; (3) by contributing additional capital from Radian Group to our mortgage insurance subsidiaries; and (4) by monetizing gains in our investment portfolio through open market sales of securities. Radian Group had unrestricted cash and liquid investments of approximately $352.6 million as of June 30, 2012. We used an additional $11.5 million of our available liquidity in July and August 2012 to purchase $11.7 million in principal amount of our 2013 Notes. Our remaining available liquidity may be used to further support Radian Guaranty's risk-to-capital position. Depending on the extent of our future incurred losses, the amount of capital contributions required for Radian Guaranty to remain in compliance with the Statutory RBC Requirements could be substantial and could exceed amounts maintained at Radian Group.

  Our ability to continue to reduce Radian Guaranty's risk through affiliated reinsurance arrangements may be limited. These arrangements are subject to regulation by state insurance regulators who could decide to limit, or require the termination of, such arrangements. In addition, certain of these affiliated reinsurance companies currently are operating at or near minimum capital levels and have required, and may continue to require, additional capital contributions from Radian Group in the future. One of these affiliated insurance companies, which provides reinsurance to Radian Guaranty for coverage in excess of 25% of certain loans insured by Radian Guaranty, is a sister company of Radian Guaranty, and therefore, any contributions to this insurer would not be consolidated with Radian Guaranty's capital for purposes of calculating Radian Guaranty's risk-to-capital position. In addition, we must obtain prior approval from the GSEs to enter into new, or to modify existing, reinsurance arrangements. If we are limited in, or prohibited from, using reinsurance arrangements to reduce Radian Guaranty's risk, it would adversely affect Radian Guaranty's risk-to-capital position. In order to maximize our financial flexibility, we have applied for waivers or similar relief for Radian Guaranty in each of the RBC States. Of the 16 RBC states, New York does not possess the regulatory authority to grant waivers and Iowa, Kansas and Ohio have declined to grant waivers to Radian Guaranty. In addition, Oregon has indicated that it will not consider our waiver application until such time that Radian Guaranty has exceeded its Statutory RBC Requirement. Of the remaining 11 RBC States, Radian Guaranty has received waivers or similar relief from the following ten states: Illinois, Kentucky, Wisconsin, Arizona, Missouri, and New Jersey, North Carolina, California, Florida and Texas. Radian Guaranty has one remaining application that is pending in Idaho. There can be no assurance: (1) that Radian Guaranty will be granted a waiver in the remaining RBC State; (2) that for any waiver granted, such regulator will not revoke or terminate the waiver, which the regulator generally has the authority to do at any time; (3) that for any waiver granted, it will be renewed or extended after its original expiration date, which in the case of certain waivers is December 31, 2012; or (4) regarding what, if any, requirements may be imposed as a condition to such waivers or their renewal or extension, and whether we will be able to comply with any such conditions.

  In addition to filing for waivers in the RBC States, we intend to write new first-lien mortgage insurance business in Radian Mortgage Assurance, in any RBC State that does not permit Radian Guaranty to continue writing insurance while it is out of compliance with applicable Statutory RBC Requirements. Radian Mortgage Assurance is a wholly-owned subsidiary of Radian Guaranty and is licensed to write mortgage insurance in each of the fifty states. In February 2012, Radian Mortgage Assurance received approvals from the GSEs to write new mortgage insurance business in any RBC State where Radian Guaranty would be prohibited from writing new business if it were not in compliance with the state's Statutory RBC Requirement without a waiver or other similar relief. These approvals are temporary (the Fannie Mae approval expires on December 31, 2013, while the Freddie Mac approval expires on December 31, 2012) and are conditioned upon our compliance with a broad range of conditions and restrictions, including without limitation, minimum capital and liquidity requirements, a maximum risk-to-capital ratio of 20 to 1 for Radian Mortgage Assurance, restrictions on the payment of dividends and requirements governing the manner in which Radian Guaranty and Radian Mortgage Assurance conduct affiliate transactions. Under the GSE approvals, Radian Group is also required to contribute $50 million of additional capital to Radian Mortgage Assurance if Radian Guaranty’s risk-to-capital ratio exceeds applicable Statutory RBC Requirements. There can be no assurance that: (1) we will be able to comply with the conditions imposed by the GSEs’ approval for Radian Mortgage Assurance; (2) that the GSEs will not revoke or terminate their approvals, which they generally have the authority to do at any time; (3) that the approvals will be renewed or extended after their original expiration date; or (4) regarding what, if any, additional requirements could be imposed as a condition to such on-going approvals, including their renewal or extension.

  It is also possible that if Radian Guaranty were not able to comply with the Statutory RBC Requirements of one or more states, the insurance regulatory authorities in states other than the RBC States could prevent Radian Guaranty from continuing to write new business in such states. If this were to occur, we would need to seek approval from the GSEs to expand the scope of their approvals to allow Radian Mortgage Assurance to write business in states other than the RBC States.

  Our existing capital resources may not be sufficient to successfully manage Radian Guaranty's risk-to-capital ratio. Our ability to use waivers and Radian Mortgage Assurance to allow Radian Guaranty to continue to write business with a risk-to-capital position that is not in compliance with the Statutory RBC Requirements is subject to conditions that we may be unable to satisfy. As a result, even if we are successful in implementing this strategy, additional capital contributions could be necessary, which we may not have the ability to provide. Further, regardless of the waivers and the GSEs approval of Radian Mortgage Assurance, we may choose to use our existing capital at Radian Group to maintain compliance with the Statutory RBC Requirements. Depending on the extent of our future incurred losses along with other factors, the amount of capital contributions that may be required to maintain compliance with the Statutory RBC Requirements could be significant and could exceed all of our remaining available capital. In the event we contribute a significant amount of Radian Group's available capital to Radian Guaranty and Radian Mortgage Assurance, our financial flexibility would be significantly reduced, making it more difficult for Radian Group to meet its obligations in the future, including future principal payments on our outstanding debt.

  We are subject to the risk of private litigation and regulatory proceedings.

  We currently are a party to material litigation, as discussed in “Part II—Other Information—Item 1. Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2012, and are subject to certain regulatory proceedings. The cost to defend these actions and the ultimate resolution of these matters could have a material adverse impact on our financial results, financial condition, and on the trading price of our common stock. There can be no assurance that additional lawsuits, regulatory proceedings and other matters will not arise.

  Recently, we have been named as a defendant in a number of putative class action lawsuits alleging, among other things, that our captive reinsurance agreements violate the Real Estate Practices Act of 1974 (“RESPA”). In addition to these private lawsuits, we and other mortgage insurers have been subject to inquiries from the Minnesota Department of Commerce and the Office of the Inspector General of HUD, requesting information relating to captive reinsurance. The Dodd-Frank Act amended RESPA and transferred the authority to implement and enforce the statute from HUD to the Consumer Financial Protection Bureau (“CFPB”). In January 2012, we and other mortgage insurers received a request for information and documents from the CFPB relating to captive reinsurance arrangements, and in June 2012, we and other mortgage insurers received a Civil Investigative Demand (“CID”) from the CFPB as part of its investigation to determine whether mortgage lenders and private mortgage insurance providers engaged in acts or practices in violation of the Dodd Frank Act, RESPA and the Consumer Financial Protection Act. We are cooperating with the CFPB in its investigation and are in active discussions with the CFPB with respect to our response to the CID. Various regulators, including the CFPB, state insurance commissioners or state attorneys general may bring actions or proceedings regarding our compliance with RESPA or other laws applicable to our mortgage insurance business. We cannot predict whether additional actions or proceedings will be brought against us or the outcome of any such actions or proceedings.

  We face an increasing number of challenges from certain of our lender customers regarding our insurance rescissions and claim denials. These discussions, if not resolved, could result in arbitration or judicial proceedings.

  There has been increased litigation in our industry relating to rescissions and denials. On August 1, 2011, we filed a lawsuit against Quicken in the United States District Court for the Eastern District of Pennsylvania, seeking a declaratory judgment that we properly rescinded mortgage insurance coverage under our Master Policy and delegated underwriting endorsement for approximately 140 home mortgage loans originated by Quicken based upon deficiencies and improprieties in the underwriting process. We cannot predict whether additional actions may be brought against us and the outcome of the Quicken litigation or other additional actions. Because the Quicken litigation relates to mortgage insurance policy terms and practices that are widely used in the mortgage insurance industry, the outcome of this litigation or other litigation in our industry relating to rescissions may impact us. If this litigation results in a change in mortgage insurance policy terms and practices that are widely used by the mortgage insurance industry, including by us, or if we engage in further material litigation with any customer and, as a result, the customer limits the amount of business they conduct with us or terminates our business relationship altogether, it could have a negative impact on our business and results of operations.

Other risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements include the following:

  changes in general economic and political conditions, including high unemployment rates and continued weakness in the U.S. housing and mortgage credit markets, the U.S. economy reentering a recessionary period, a significant downturn in the global economy, a lack of meaningful liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, each of which may be accelerated or intensified by, among other things, further actual or threatened downgrades of U.S. credit ratings;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of developments in the private mortgage insurance and financial guaranty industries in which certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;
  catastrophic events or economic changes in geographic regions, including governments and municipalities, where our mortgage insurance exposure is more concentrated or where we have financial guaranty exposure;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs, including in particular, the repayment of our long-term debt and additional capital contributions that may be required to support our mortgage insurance business;
  a further reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, general reduced housing demand in the U.S., potential risk retention requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and potential increases in capital requirements for banks and bank holding companies for mortgage loans under proposed interagency rules to implement Basel III ;
  our ability to maintain an adequate risk-to-capital position and surplus requirements in our mortgage insurance business, including if necessary, our ability to write new mortgage insurance while maintaining a capital position that is in excess of risk-based capital limitations imposed in certain states, either through waivers of these limitations or through use of another mortgage insurance subsidiary, and the possibility that state regulators could pursue regulatory actions or proceedings, including possible supervisory or receivership actions, against Radian Guaranty, in the event Radian Guaranty's risk-to-capital position exceeds levels that are acceptable to such regulators;
  our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;
  the ability of our primary insurance customers in our financial guaranty reinsurance business to provide appropriate surveillance and to mitigate losses adequately with respect to our assumed insurance portfolio;
  a more rapid than expected decrease in the level of insurance rescissions and claim denials from the current elevated levels, which have reduced our paid losses and resulted in a significant reduction in our loss reserves, including a decrease in rescissions or denials resulting from an increase in the number of successful challenges to previously rescinded policies or claim denials, or caused by the government-sponsored entities ("GSEs") intervening in mortgage insurers' loss mitigation practices, including settlements of disputes;
  the negative impact our insurance rescissions and claim denials or claim curtailments may have on our relationships with customers and potential customers, including the potential loss of business and the heightened risk of disputes and litigation;
  the need, in the event that we are unsuccessful in defending our rescissions or denials, to increase our loss reserves for, and reassume risk on, rescinded or denied loans, and to pay additional claims;
  any disruption in the servicing of mortgages covered by our insurance policies and poor servicer performance;
  adverse changes in the severity or frequency of losses associated with certain products that we formerly offered (and currently insure) that are riskier than traditional mortgage insurance or financial guaranty insurance policies;
  a decrease in persistency rates of our mortgage insurance policies, which has the effect of reducing our premium incomes without a corresponding decrease in incurred losses;
  an increase in the risk profile of our existing mortgage insurance portfolio due to the refinancing of existing mortgage loans for only the most qualified borrowers in the current mortgage and housing market;
  changes in the criteria for assigning credit or similar ratings, further downgrades or threatened downgrades of, or other ratings actions with respect to, our credit ratings or the ratings assigned to any of our rated insurance subsidiaries at any time, including in particular, the credit ratings of Radian Group Inc. ("Radian Group") and the financial strength ratings assigned to Radian Guaranty Inc. ("Radian Guaranty");
  heightened competition for our mortgage insurance business from others such as the Federal Housing Administration (the "FHA"), the Department of Veterans Affairs ("VA") and other private mortgage insurers (in particular, the FHA and those private mortgage insurers that have been assigned higher ratings than us from the major rating agencies, that may have access to greater amounts of capital than we do, or new entrants to the industry that are not burdened by legacy obligations);

  changes in the charters or business practices of, or rules or regulations applicable to, Federal National Mortgage Association ("Fannie Mae") and Freddie Mac, the largest purchasers of mortgage loans that we insure, and our ability to remain an eligible provider to both Fannie Mae and Freddie Mac;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in scope;
  the effect of the Dodd-Frank Act on the financial services industry in general and on our mortgage insurance and financial guaranty businesses in particular, including (1) whether and to what extent loans with mortgage insurance are considered "qualified residential mortgages" for purposes of the Dodd-Frank Act securitization provisions or "qualified mortgages" for purposes of the ability to repay provisions of the Dodd-Frank Act, and the possibility that the ultimate definitions of "qualified residential mortgages" and "qualified mortgages" could reduce the size of the mortgage market and potentially reduce the number of insurable loans; and (2) the possibility that our financial guaranty business could be subject to additional registration, reporting, capital and margin requirements, including potentially, the posting of collateral for certain existing derivative contracts;
  the application of existing federal or state consumer, lending, insurance, tax, securities and other applicable laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the outcome of existing, or the possibility of additional, lawsuits or investigations; and (ii) legislative and regulatory changes (a) impacting the demand for private mortgage insurance, (b) limiting or restricting our use of (or increasing requirements for) additional capital and the products we may offer, (c) affecting the form in which we execute credit protection, or (d) impacting our existing financial guaranty portfolio;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses or premium deficiencies for our mortgage insurance business, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these instruments;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments, and our need to reevaluate the possibility of a premium deficiency in our mortgage insurance business on a quarterly basis;
  our ability to realize the tax benefits associated with our gross deferred tax assets, which will depend on our ability to generate sufficient sustainable taxable income in future periods;
  changes in accounting principles, rules and guidance, or their interpretation, from the Securities and Exchange Commission or the Financial Accounting Standards Board; and
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz